SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934



Date of Report
(Date of earliest event reported) - January 14, 1994


                           HUBCO, INC.
       (Exact Name of Registrant as Specified in Charter)


                           NEW JERSEY
         (State or Other Jurisdiction of Incorporation)

          1-8660                        22-2405746
(Commission File Number)      (IRS Employer Identification No.)

      3100 Bergenline Avenue, Union City, New Jersey  07087
            (Address of Principal Executive Offices)

                         (201) 348-2300
                 (Registrant's Telephone Number)

Item 5 - Other Events

     On January 14, 1994, HUBCO, Inc. ("HUBCO") reported a 47% increase in earnings for 1993 to $14,202,000, or $2.06 per share, from $9,641,000, or $1.58 per share, last year. The per share earnings have been adjusted to reflect an offering of 1,725,000 shares in May 1992 and 10% stock dividend in June 1993. For the year ended December 31, 1993, HUBCO's return on average equity was 19.34%, up from 17.38% for 1992, and return on average assets was 1.44%, compared with 1.05% in 1992.
     Earnings for the fourth quarter ended December 31, 1993 increased 27% to a record 3,755,000, or $.55 per share, from $2,950,000, or $.43 per share, in the fourth quarter of 1992. For the fourth quarter of 1993, HUBCO's annualized return on average equity was 19.51%, up from 17.7% for the 1992 fourth quarter, and annualized return on average assets was 1.44%, compared with 1.27% for the same period last year.
     On January 14, 1994, HUBCO sold $25,000,000 aggregate principal amount of subordinated debentures in a private placement. The debentures bear interest at 7.75% per annum payable semi-annually. The debentures mature January 15, 2004 and payment of the principal of the debentures may be accelerated only upon the bankruptcy or insolvency of HUBCO or a major banking subsidiary. The debentures were issued under an indenture intended to comply with the terms and conditions of the Trust Indenture Act of 1939 and HUBCO is obligated to register the subordinated debt with the Securities and Exchange Commission by July 14, 1994, for an exchange offer or in a resale transaction. The subordinated debt has been structured to comply with the current rules of the Board of Governors of the Federal Reserve System (the "FRB") regarding debt which will qualify as Tier 2 capital under the FRB capital adequacy rules. HUBCO sold the debt as part of a long term strategy to raise capital and did not need the additional capital or funds raised to pay for existing acquisitions. HUBCO intends to use the net proceeds from the sale of the subordinated debt for general corporate purposes, including investments in and advances to HUBCO's subsidiaries, and for financing possible or future acquisitions of deposits and banking assets. Pending such use, HUBCO or its subsidiaries may temporarily invest the net proceeds in investment grade securities.
     HUBCO, Inc., the bank holding company for Hudson United Bank, operates with 37 offices in Bergen, Essex, Hudson, Middlesex, Morris and Passaic Counties.
Item 7 - Exhibits
     (1)  Press release, dated January 14, 1994

                           SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   HUBCO, INC.


Dated: January 20, 1994            By:  Kenneth T. Neilson,
                                        President & Chief Executive
                                        Officer